Exhibit 99.1



   Graphic Packaging Announces First Quarter 2003 Results

Golden, CO, April 29, 2003 - Graphic Packaging International
Corporation (NYSE:GPK) announced today its financial results for the first quarter of 2003.

First Quarter Highlights:

  .    Resolution of the six-month labor dispute at the
         Kalamazoo facilities
  .    Purchase of the assets of J.D. Cahill Co.
  .    Signing a new four-year supply contract with Coors
         Brewing
  .    Receipt of vendor excellence awards from Hormel,
         Philip Morris and Lorillard
  .    Announcement of the intent to merge with Riverwood
         Holding

The net loss attributable to common shareholders was $2.5 million ($0.08 per diluted share). The net loss attributable to common shareholders was $0.3 million ($0.01 per diluted share) and $187.2 million ($5.79 per diluted share) for the previous quarter and the first quarter of 2002, respectively. These results include a $15.8 million loss on the early extinguishment of debt and a $180 million cumulative effect of a change in goodwill accounting during the first quarter of 2002, and $2.7 million of merger and acquisition transaction costs expensed during the first quarter of 2003 primarily associated with the previously announced agreement to merge with Riverwood Holding and other acquisition activities.

Excluding these non-recurring items, the net loss attributable to common shareholders for the first quarter of 2003 was $1.0 million ($0.03 per diluted share) compared to net income attributable to common shareholders of $2.4 million ($0.08 per diluted share) during the first quarter of 2002.

Net sales for the quarter were $260.9 million, compared to $260.2 million for the previous quarter and $263.7 for the first quarter of 2002. Demand from major customers continued to be weak during the quarter, reflecting the general economic conditions in the United States. Sales were softer in the first half of the quarter, and strengthened significantly as the quarter continued.

Gross margin of 11.0% was down from 11.9% during the previous quarter. The decrease in margin is primarily attributed to temporary changes in business mix, and waste and inefficiencies associated with introducing new business. Mill-related energy costs for the quarter were higher by $0.2 million and $0.5 million for the previous quarter and the first quarter of 2002, respectively. Lower fiber costs contributed $0.6 million compared to fourth quarter of 2002, but were $1.8 million higher than the first quarter of 2002.

SG&A expenses were $16.7 million (6.4% of net sales), an improvement of $1.0 million from the previous quarter, but up $1.8 million compared to the first quarter of 2002. The year-on-year increase is attributed primarily to additional depreciation and other expenses associated with the information systems that have been placed in service.

Interest expense continued to decrease due to lower interest rates and the absence of unfavorable interest swap agreements that were in place for most of 2002.

Working capital increased $3.5 million during the quarter.
The percent of current accounts receivable reached a record
89% at the end of the quarter. Inventories were up significantly due to promotional business that must be completed in whole before it is shipped and new business that has temporarily required additional product to be on hand. This was partially offset by continued diligence in the management of accounts payable.

Net debt, defined as total debt less cash, increased $32.7
million during the quarter from $449.7 million to $482.4 million. Uses of cash included the purchase of the assets of J.D. Cahill Co. for approximately $18.1 million, the payment of semi annual interest of $12.9 million, and the increase of working capital of $3.5 million. Capital expenditures for the quarter were $4.5 million.

Commenting on the results, the company's Chairman and CEO Jeffrey H. Coors stated, "Consumer demand for our customers' products was unusually soft. However, we witnessed improvement toward the end of the quarter and expect further improvements as the markets gain more confidence. In addition, the acquisition of J.D. Cahill Co. adds significant capabilities in the value-added laminated structures growth markets. The big news, however, is the previously announced plan to merge with Riverwood that will create a new leader in paperboard packaging with enhanced financial strength and growth opportunities."

More information is available in the Company's filings with the Securities and Exchange Commission. Those filings can be accessed at the Company's website www.graphicpackaging.com in the Investor Relations section.

Graphic Packaging is the leading manufacturer of folding cartons in North America, supplying packaging for the food, beverage, and other consumable product markets. The Company operates one large recycled paperboard mill located in Kalamazoo, Michigan, and has 19 modern converting plants and 3 research and design centers across the nation. Its customers make some of the most recognizable brand-name products in their markets.


Conference Call & Webcast

A conference call will be held today at 2:00 pm ET. All interested persons are invited to listen. To connect, please access the webcast through the Investor Relations section of the Company's website www.graphicpackaging.com. If you are unable to listen to the live conference, the webcast will be archived on the website.

The conference call is also accessible by dialing 877-812-
1325 (international calls: 706-634-2401).  Ask for the
Graphic Packaging Conference.

A replay will be available two hours after the call and through May 6th. Please call 800-642-1687 (international calls: 706-645-9291) and give the passcode 9290747.


Forward Looking Statements

Some of the statements in this release are forward looking and involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically, a) plant closures, purchasing savings initiatives, and cost reduction and efficiency programs, such as Six Sigma, might not realize significant future benefits, b) sales might be lower than expected due to the economy, lower prices, customer inventory adjustments, and losing customers or market share, c) margins and earnings may be impacted due to competitive pressures, d) capital expenditures may be more or less than projected and may not be adequate to cover all possible business requirements, e) the company's ability to generate cash flow may differ from past performance and the cash that is generated may not be used to reduce debt, f) future raw material pricing may fluctuate and may not be as projected by management, g) general economic conditions are unpredictable. Company financial results may not improve as markets improve for reasons given above, h) the merger with Riverwood Holding may not result in a new leader in the paperboard industry or improved financial strengths or growth opportunities due to market conditions, customer response to the merger, integration issues, and similar issues, i) the merger with Riverwood Holding may not be completed if stockholders of Graphic Packaging fail to approve the transaction, the merger fails to meet regulatory requirements, or failure to meet other conditions detailed in the merger agreement. Investors are encouraged to read the proxy statement when it becomes available.

Financial Statements and a Supplemental Financial Data
Schedule follow.



           GRAPHIC PACKAGING INTERNATIONAL CORPORATION
              CONSOLIDATED STATEMENT OF OPERATIONS
              (in thousands, except per share data)

                                       Three months ended
                              ------------------------------------
                              March 31,   December 31,   March 31,
                                 2003         2002         2002
                              ---------   ------------   ---------

Net sales                      $260,883       $260,200    $263,724

  Cost of goods sold            232,174        229,178     229,432
                               --------       --------   ---------
Gross profit                     28,709         31,022      34,292

  Selling, general and
    administrative expense       16,668         17,733      14,887
  Merger and acquisition
    transaction costs             2,698            ---         ---
                               --------       --------   ---------
Operating income                  9,343         13,289      19,405

Interest expense                 (9,416)        (9,581)    (11,296)

Loss on early extinguishment
  of debt                           ---            ---     (15,766)
                               --------       --------   ---------
Income (loss) before income
  taxes and cumulative effect
  of change in accounting
  principle                         (73)         3,708      (7,657)

Income tax (expense) benefit         30         (1,460)      2,986
                               --------       --------   ---------
Income (loss) before
  cumulative effect of change
  in accounting principle           (43)         2,248      (4,671)

Cumulative effect of change
  in goodwill accounting,
  net of tax of $0                  ---            ---    (180,000)
                               --------       --------   ---------
Net income (loss)                   (43)         2,248    (184,671)

Preferred stock dividends
  declared                       (2,500)        (2,500)     (2,500)
                               --------       --------   ---------
Net loss attributable to
  common shareholders           ($2,543)         ($252)  ($187,171)
                               ========       ========   =========
Net loss attributable to
  common shareholders per
  basic and diluted share:

  Before cumulative change
    in accounting principle      ($0.08)        ($0.01)     ($0.22)
  Cumulative effect of
    change in goodwill
    accounting                      ---            ---       (5.57)
                               --------       --------    --------
                                 ($0.08)        ($0.01)     ($5.79)
                               ========       ========   =========
Weighted average shares
  outstanding - basic and
  diluted                        33,574         33,099      32,343
                               ========       ========   =========




           GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                    CONSOLIDATED BALANCE SHEET
                          (in thousands)

                                          March 31,   December 31,
                                             2003         2002
                                        -----------   ------------
ASSETS

  Cash and cash equivalents                  $5,028        $28,626
  Accounts receivable                        74,068         63,546
  Inventories                                99,034         87,243
  Other assets                               21,328         21,686
                                         ----------     ----------
    Total current assets                    199,458        201,101

Properties, net                             405,703        410,592
Goodwill, net                               391,803        379,696
Other assets                                 28,564         29,477
                                         ----------     ----------
Total assets                             $1,025,528     $1,020,866
                                         ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt         $3,593         $3,432
Accounts payable                             89,150         82,106
Other current liabilities                    57,126         69,451
                                         ----------     ----------
    Total current liabilities               149,869        154,989

Long-term debt                              483,858        474,899
Other long-term liabilities                  86,214         83,940
                                         ----------     ----------
    Total liabilities                       719,941        713,828

Shareholders' equity                        305,587        307,038
                                         ----------     ----------
Total liabilities and shareholders'
  equity                                 $1,025,528     $1,020,866
                                         ==========     ==========



             GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in thousands)

                                         Three months ended
                                 -----------------------------------
                                 March 31,  December 31,   March 31,
                                   2003         2002         2002
                                 ---------  ------------   ---------
Cash flows from operating
  activities:
  Net income (loss)                   ($43)       $2,248   ($184,671)
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities:
      Depreciation                  15,425        15,215      15,229
      Amortization of debt
        issuance costs                 570           570       1,368
      Loss on early
        extinguishment of debt         ---           ---      15,766
      Goodwill impairment charge       ---           ---     180,000
      Change in current assets
        and current liabilities
        and other                  (23,605)        9,981     (13,027)
                                   -------       -------     -------
Net cash provided by (used in)
  operating activities              (7,653)       28,014      14,665
                                   -------       -------     -------
Cash flows from investing
  activities:
    Capital expenditures            (4,540)       (6,657)     (7,200)
    Acquisition of J.D. Cahill
      Co. assets                   (18,088)          ---         ---
                                   -------       -------     -------
Net cash used in investing
  activities                       (22,628)       (6,657)     (7,200)
                                   -------       -------     -------

Cash flows provided by (used in)
  financing activities               6,683        (3,377)     (8,959)
                                   -------       -------     -------
Cash and cash equivalents:
  Net increase (decrease) in
    cash and cash equivalents      (23,598)       17,980      (1,494)
  Balance at beginning of period    28,626        10,646       6,766
                                   -------       -------     -------
  Balance at end of period          $5,028       $28,626      $5,272
                                   =======       =======     =======



            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                    SUPPLEMENTAL FINANCIAL DATA
               (in thousands, except per share data)

                                         Three months ended
                                 ----------------------------------
                                 March 31,  December 31,  March 31,
                                   2003         2002         2002
                                 ---------  ------------  ---------

Net Sales                         $260,883      $260,200   $263,724
                                  ========      ========   ========
Operating income in accordance
  with GAAP (1)                     $9,343       $13,289    $19,405
Loss on early extinguishment of
  debt                                 ---           ---    (15,766)
Depreciation                        15,425        15,215     15,229
                                  --------      --------   --------
EBITDA (2)                          24,768        28,504     18,868
Merger and acquisition
  transaction costs                  2,698           ---        ---
Loss on early extinguishment of
  debt                                 ---           ---     15,766
                                  --------      --------   --------
EBITDA excluding merger and
  acquisition transaction
  costs and loss on early
  extinguishment of debt           $27,466       $28,504    $34,634
                                  ========      ========   ========
Leverage: (3)

Leverage, based upon operating
  income                             9.27x         7.63x      8.80x


Leverage, based upon EBITDA          4.28x         4.42x      4.47x


Leverage, based upon EBITDA
  excluding merger and
  acquisition transaction
  costs and loss on early
  extinguishment of debt             4.02x         3.73x      3.76x

(1)  Generally Accepted Accounting Principles
(2)  Earnings before Interest, Taxes, Depreciation and Amortization
(3) Debt at period-end divided by trailing twelve-month operating income, EBITDA, and EBITDA excluding merger and acquisition transaction costs and loss on early extinguishment of debt



            GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                    SUPPLEMENTAL FINANCIAL DATA
               (in thousands, except per share data)

                                         Three months ended
                                 ----------------------------------
                                 March 31,  December 31,  March 31,
                                   2003         2002         2002
                                 ---------  ------------  ---------
Net loss attributable to common
  shareholders                     ($2,543)        ($252) ($187,171)

Merger and acquisition
  transaction costs, net of tax      1,592           ---        ---
Goodwill impairment charge, net
  of tax                               ---           ---    180,000
Loss on early extinguishment of
  debt, net of tax                     ---           ---      9,617
                                  --------      --------   --------
Net income (loss) attributable
  to common shareholders
  before nonrecurring items          ($951)        ($252)    $2,446
                                  ========      ========   ========


Net loss attributable to common
  shareholders per diluted share    ($0.08)       ($0.01)    ($5.79)
Merger and acquisition
  transaction costs, net of tax       0.05           ---        ---
Goodwill impairment charge, net
  of tax                               ---           ---       5.57
Loss on early extinguishment of
  debt, net of tax                     ---           ---       0.30
                                  --------      --------   --------
Net income (loss) attributable
  to common shareholders
  per diluted share before
  nonrecurring items                ($0.03)       ($0.01)     $0.08
                                  ========      ========   ========